Exhibit 10.1.3

Consulting Services Agreement

We are pleased to confirm our mutual understanding in this Consulting Services Agreement (this “Agreement”) between Leavitt Partners, LLC, a Utah limited liability company (the “Company”), and

Fresh Medical Laboratories, Inc. (“Client”), a Delaware Corporation, the “Parties,” as follows:

1.       Services. The Company shall provide the services (the “Services”) described on Schedule A hereto (as from time to time amended, the “Schedule”). The Schedule may be amended, revised, or extended from time to time by mutual agreement as set forth in one or more statements of work or addenda signed by the Parties and attached to the Schedule.

A.      The Schedule is subject to the terms and conditions of this Agreement; to the extent there is any conflict between the provisions of this Agreement and the Schedule, the terms of this Agreement shall control the rights and obligations of the Parties, unless a properly executed Schedule expressly amends and supersedes a provision of this Agreement.

B.       The Company will perform the Services in a professional manner and in accordance with applicable ethical, industry and professional standards. Each of the Company and Client shall comply with all applicable laws and regulations.

2.       Term. This Agreement will commence effective as of July 1, 2014 (the “Effective Date”) and, unless terminated sooner pursuant to Section 5 hereof, shall continue in effect for a period of four years (the “Term”). The Parties may renew this Agreement upon mutually agreed terms.

3.       Compensation.

A.       In consideration for the provision of the Services, Client shall issue to the Company, or its designee, a warrant to purchase 900,000 shares of Client’s common stock, in accordance with the vesting schedule and other terms set forth in the certain Warrant to Purchase Common Stock entered into by the Parties as of the Effective Date.

B.       If Client consummates a Change of Control Transaction with an Identified Party during the Term or 12 month period following any termination or expiration of this Agreement, then Company shall receive from Client success fees equal to 0.5% multiplied by the total transaction size of the Change of Control Transaction (including without limitation, the assumption of debt). Success Fees will be payable in full in cash and/or stock (at terms no different than other shareholders of Client’s stock) upon the consummation of the Change of Control Transaction as a Client expense, and shall be in addition to any payments owed to Company in respect of any equity interests in the Client held by Company.

As used herein,

“Change of Control Transaction with an Identified Party” means one or more transactions resulting in (i) the sale, transfer or exclusive license of all or substantially all of the assets of the Client; (ii) a merger or consolidation of the Client with another entity where the Client is not the surviving or successor entity; (iii) one or more persons or entities (other than the shareholders of the Client that are existing as of the date hereof) owning in the aggregate in excess of 50% of the then outstanding capital stock of the Client; or (iv) the listing of any of the Client’s securities on a national securities exchange (or admission to unlisted trading privileges on any such exchange) or over-the-counter market resulting from Client’s own strategic decision to do so, and that is in excess of 50% of the then outstanding capital stock of the Client (does not include any public listing of Client’s security through any action outside of Client’s control).

“Identified Party” means any party or entity introduced to the Client by the Company, and shall include any subsidiary, parent, portfolio company or other affiliate of such party or entity.

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C.       The Company may agree to provide additional services to Client, as mutually agreed upon in accordance with Section 1; the consideration for the provision of such additional services shall be set forth in a mutually agreed-upon addendum signed by the Parties. In the event that any Client request for services falls outside the scope of the Services, the Company shall promptly notify Client of (i) the portion of the request that the Company believes falls outside the scope of the Services and (ii) the anticipated fees to perform the work. The Company shall not commence any such work without the prior consent of Client.

4.           Expenses. Client shall reimburse the Company for all reasonable and necessary travel and other out-of-pocket expenses incurred in connection with the provision of the Services or otherwise on behalf of Client, provided that such expenses shall be approved in advance by the Client and submitted to Client for payment accompanied by appropriate documentation upon request.

5.         Termination.

A.       (i) Either party may terminate this Agreement effective as of the first, second, or third anniversary of the Effective Date, without cause and in its sole discretion, by given written notice to the other Party not later than 30 days prior to such anniversary (each, a “Discretionary Termination”), and (ii) Client may terminate this Agreement for Cause, and the Company may terminate this Agreement for Good Reason (in each case as defined below), immediately upon written notice but subject to the applicable cure periods described below.

B        .As used herein,

“Cause” means (i) gross negligence, willful misconduct or fraud by the Company in the performance of the Consulting Services, or (ii) any material breach of this Agreement by the Company, provided that Client shall give the Company written notice of such alleged breach with a 45 day opportunity to cure any such material breach.

“Good Reason” means (i) any material breach of this Agreement by Client, provided that the Company shall give Client written notice with a 45 day opportunity to cure any such material breach, or (ii) a determination by the Company, in good faith, that such termination is necessary or advisable under applicable conflict of interest or ethical guidelines.

6.         Indemnification.

A.       The Company shall indemnify and hold harmless Client from and against losses, costs, expenses, claims, damages or other liabilities, including costs of litigation and reasonable attorney fees (collectively “Claims”) to the extent those Claims relate to, arise out of or are incurred in connection with the negligence or willful misconduct of the Company or a material breach by the Company of this Agreement; provided, however, that Client shall not be indemnified for Claims to the extent due to the negligence or willful misconduct of Client or a material breach by Client of this Agreement. The Company shall reasonably cooperate with Client in connection with investigating, preparing, pursuing, or defending any pending or threatened action, claim, suit, investigation or proceeding for which Client would be entitled to indemnification hereunder.

B.        Client shall indemnify and hold harmless the Company from and against Claims, to the extent those Claims relate to, arise out of or are incurred in connection with the performance of the Services or the engagement of the Company by Client; provided, however, that the Company shall not be indemnified for Claims to the extent due to the negligence or willful misconduct of the Company or a material breach by the Company of this Agreement. Client shall reimburse the Company for all such expenses as they are incurred in connection with investigating, preparing, pursuing, or defending any pending or threatened action, claim, suit, investigation or proceeding for which the Company would be entitled to indemnification hereunder.

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7.       Independent Contractors. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be deemed to constitute either Party as the agent or representative, or employer or employee, of the other Party, or both Parties as joint venturers or partners for any purpose. Neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

8.       Confidentiality; Conflicts.

A.       Except as contemplated by the terms hereof, as required by applicable law, or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, each Party shall, during the term of this Agreement and thereafter, keep confidential the terms of this Agreement and all material non-public information provided to it by the other. In ensuring the confidentiality of such information received from the other, each Party shall use the same care as it uses with its own information, but not less than reasonable care. Each Party agrees not to disclose such information to any third party, other than its employees and advisors as the Party determines have a need to know in connection with services provided hereunder, each of whom shall be advised of the confidentiality requirements of this Agreement and agree to be bound by the terms hereof.

B.       The Company shall not knowingly enter into another engagement that would conflict with the provision of the Services. In the event that a conflict arises, the Company and Client agree to work together in good faith to reach a resolution satisfactory to the Parties.

9.       Intellectual Property Rights.

A.       Client agrees and acknowledges that (i) the Company owns and maintains a significant proprietary database of information and analysis, (ii) the Company employs personnel with unique, highly specialized expertise developed at great expense over a long period of time, and (iii) the foregoing are essential to the provision and value of the Services and any Deliverables (defined below) delivered by the Company to Client hereunder.

B.       Subject to the terms of this Section 9, Client is hereby granted a fully paid, royalty-free, perpetual, irrevocable right and license to use all deliverables, copyrighted and copyrightable material, and other documents authored, prepared, and delivered by the Company in the course of performing the Services (collectively, the “Deliverables”), together with all Intellectual Property (defined below) embodied therein, in each case solely for Client’s bona fide business purposes; provided that in no event may Client re-sell, sublicense, lease, or otherwise distribute the Deliverables to any third party or parties in a manner that could reasonably be considered as competitive with the business of the Company. In the event that the foregoing restriction is violated by Client, this Agreement and the license granted herein may be terminated by the Company upon written notice to Client.

C.       The identity of any Deliverables the Company delivers to Client, and any confidential information furnished by Client that is incorporated into the Deliverables, shall be the confidential information of the Client and subject to all of the confidentiality obligations of the Company under this Agreement.

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D.       Subject to the license granted herein, the Company shall retain all right, title, and interest in and to the ideas, know-how, concepts, work flows, algorithms, trade secrets, and other intellectual property embodied in or used to create the Deliverables, together with any developments or improvements made by the Company and any general increase in the knowledge, skills, experience and expertise gained by the Company in providing the Services to Client hereunder (collectively, “Intellectual Property”). Subject to the confidentiality obligations set forth in this Agreement, nothing herein shall prevent the Company from providing services to others that are similar to those provided hereunder, nor from developing and providing to others written or other work products similar to or, in the case of copyrighted material, the same as, whatsoever may be developed and provided as Deliverables to Client hereunder.

10.       Limitation on Liability. In no event shall either Party or its officers, directors, employees, affiliates or agents be liable to the other Party or any third party for any indirect, incidental, special, punitive, exemplary or consequential damages or for any other damages of any kind whatsoever, including but not limited to lost profits and speculative damages. The limitations set forth herein apply to claims founded in breach of contract, breach of warranty, tort and any and all other theories of liability and apply whether or not the parties were informed of the likelihood of any particular type of damages. Notwithstanding any provision contained herein to the contrary, the terms of this Section 9 and any other provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement for any reason, and shall bind the Parties and their representatives, heirs, successors, and assigns.

11.       Use of Name. The Company reserves the right to approve in advance any use of the name, brand or personal image, as the case may be, of Leavitt Partners, LLC, or any of its members, employees, agents or consultants, in any statements or written documents or materials produced by Client or its employees or agents for external purposes, including without limitation briefing slides, marketing material or legal, financial or public relations documents.

12.      Miscellaneous. The laws of the State of Utah shall govern the provisions of this Agreement, without regard to its conflicts of laws principles. This Agreement may not be assigned or delegated by either Party without the express written consent of the other Party. If any provision of this Agreement is found to be illegal or invalid, such provision will be modified to the extent necessary to comply with applicable law and refashioned to best approximate the original intent of the Parties, and the remaining provisions shall remain in full force and effect in accordance with their terms. No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. This Agreement and Schedule A hereto constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements and understandings between the Parties, whether written or oral. This Agreement may be amended or modified only by a written instrument duly executed by both Parties.

This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Leavitt Partners, LLC

By:	/s/ Charles E. Johnson
Charles E. Johnson
Chief Financial Officer

Fresh Medical Laboratories, Inc.

By:
Name:
Title:

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SCHEDULE A

Services

1.	Leavitt Partners would serve on Freshmedx’s Board of Directors – As the basis for the relationship, Fresh Medical Laboratories would appoint Rich McKeown to serve on the company’s Board of Directors. Rich may be allowed to bring an observer from Leavitt Partners to any board meetings, at the approval of the Company and the Board.

2.	Leavitt Partners and Freshmedx would select a “Point Person” – Both Parties would agree on a Point Person, an employee of Leavitt Partners, who would generally serve as the contact individual for all of Freshmedx’s needs. Although it is anticipated the entire Leavitt Partners team would participate in Freshmedx’s activities, at relevant times the Point Person would serve as the general liaison and would assure Leavitt Partners is meeting the expected value proposition.

3.	Leavitt Partners would be a strategy advisor for Freshmedx – To accomplish this objective Leavitt Partners would work with Freshmedx to contribute to the corporate strategy and direction of the company. Some of these activities may include (but not limited to): Service on the Board of Directors (Rich McKeown), participation in strategy sessions, supplementing efforts to identify opportunities and plan for execution, help educate/update the Freshmedx team on industry trends, help identify new potential revenue streams, provide industry updates and help advise on general Freshmedx operations. It is anticipated that these strategic efforts would be focused in the following areas:

a.	FDA – help the company strategically as it navigates the FDA approval process, and post-approval, aid the company in the regulatory environment for compliance purposes
b.	Reimbursement – tracking the relevant reimbursement trends in Medicare, Medicaid, Managed Care, and Commercial markets, to help position Freshmedx in the most advantageous way for reimbursement purposes
c.	Collaboration – provide the company with strategy guidance on industry relationships, with introductions and referrals, for potential joint ventures, co-marketing agreements, mergers, and/or acquisitions – Leavitt Partners may also focus on identifying and pursuing the eventual acquirer of the Freshmedx business and technology.

4.	Leavitt Partners would mindfully identify and refer strategic companies to Freshmedx – To accomplish this objective Leavitt Partners would work with the company to identify the key characteristics of key stakeholders who would likely mutually benefit from utilizing the Freshmedx / ProLung technology. (i.e., hospitals, physician groups, etc.) Leavitt Partners would use these criteria to assess companies with which we have a relationship and/or will develop a relationship, and would identify and prioritize these prospects. Leavitt Partners could then coordinate a proper introduction at an appropriate time.

5.	Leavitt Partners would assist Freshmedx with business development activities –Leavitt Partners could periodically participate in business development meetings and discussions where it would be strategically advantageous.

6.	Leavitt Partners would respond to specific questions posed by Freshmedx– From time to time, Freshmedx would pose specific industry/operational questions to Leavitt Partners. Leavitt Partners would use reasonable efforts to respond.

7.	Leavitt Partners and Freshmedx would participate in a regularly scheduled update meeting – Freshmedx and the Leavitt Partners Point Person would meet/call on a regularly scheduled meeting to engage in strategic discussions and act as an update call/meeting.

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ACKNOWLEDGED AND AGREED:

Leavitt Partners, LLC		Fresh Medical Laboratories, Inc.

By:		By:
	Charles E. Johnson	Name:
	Chief Financial Officer	Title:

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